Exhibit 99.3

American Lithium Minerals Announces the Appointment of Mr. William S. Deluce to the Board of Directors

HENDERSON, NV — (Marketwire — 04/13/10) — American Lithium Minerals, Inc. (OTC.BB: AMLM — News) (www.Americanlithium.com) (the “Company”) announced today the appointment Mr. William S. Deluce to the Board of Directors.

Mr. Deluce brings to American Lithium Minerals a long history of founding and building highly successful companies. He is a former Director, Audit Committee chairman and human resource compensation committee Chairman of Canadian Tire Corporation, as well as a former Director of Canada 3000 Airlines. Mr. Deluce is currently president of Wicklow Consulting Inc., a diversified investment company with global interests in the aviation and mining sectors. Some of the Airlines Mr. Deluce has founded include Austin Airways, Air Ontario and Air Alliance in Canada, as well Global Airlift in Kenya and South African Express. He has recently been appointed to the Canadian Air Transport Security Authority (CATSA) Board of Directors for a term of three years.  Mr. Deluce currently sits on the boards of Vitran Corporation, St. Michael’s Hospital Foundation, ONEXONE and Healthy Kids International. Mr. Deluce holds a bachelor of applied science in chemical engineering from the University of Toronto.

About American Lithium Minerals

American Lithium Minerals, Inc. is an early stage lithium exploration company engaged in evaluating, developing and acquiring lithium projects, with a focus on the USA. The Company is actively working on the Montezuma Valley, Nevada lithium brine property acquired in 2009 and the development of its newly acquired North and South Borate Hills projects. With the United States government’s growing interests in domestic production of lithium being such an important component of their green energy plan, it will become more and more advantageous to control significant resources of this particularly important element.

About Lithium

As a result of lithium-ion battery demand for hybrid-electric and electric cars, the increase in demand for lithium carbonate is expected to increase four-fold by 2017. High demand and low supply has already pushed lithium carbonate (Li2CO3) prices to US$6,600.00 per ton. There is currently only one producer of lithium carbonate in the United States, Chemetall’s Clayton Valley Operation. The Great Basin of the United States represents excellent potential for the discovery of new lithium brine deposits and American Lithium Minerals is well positioned for detection with its projects. Lithium is used for batteries, specialty glass, lubricants, pharmaceuticals and lithium alloys. Lithium ion (Li-ion) batteries have become the rechargeable battery of choice in cell phones, computers, hybrid-electric cars and electric cars. GM, Ford, Toyota, Dodge, Chrysler, Mitsubishi, Nissan, Tesla, Saturn and Mercedes-Benz have all announced plans to build Li-ion battery-powered cars. Demand for lithium-powered vehicles is expected to increase fivefold by 2012. The domestic automotive industry must secure a lithium source to supply the next generation of hybrid-electric and electric vehicles. Over 60% of cell phones and 90% of laptops use lithium batteries. The worldwide market for lithium batteries is estimated at over $4 billion per year.

Forward-Looking Statements

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration and difficulties associated with obtaining financing on acceptable terms. We are not in control of lithium prices and these could vary to make development uneconomic. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

For Additional Information, Contact:
Stephen Cook
Vice President/Investor Relations
Tel: 877-717-2656
E-mail: info@americanlithium.com